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                                 AMENDMENT NO. 1
                                       TO
                         POOLING AND SERVICING AGREEMENT

                                      among

                           CC CREDIT CARD CORPORATION,
                                 as Transferor,

                          TRAVELERS BANK & TRUST, fsb,
                                  as Servicer,

                                       and

                              THE BANK OF NEW YORK,
                                   as Trustee

                    TRAVELERS BANK CREDIT CARD MASTER TRUST I

                               -------------------

                           Dated as of August 31, 1998

                               -------------------


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

      AMENDMENT NO. 1, dated as of August 31, 1998, among CC CREDIT CARD CORPORATION (the "Transferor"), a Delaware corporation, as Transferor, TRAVELERS BANK & TRUST, fsb ("Travelers Bank & Trust"), a federally-chartered savings bank, as Servicer, and THE BANK OF NEW YORK (the "Trustee"), a New York banking corporation, as Trustee.

                                    RECITALS

      WHEREAS, the Transferor and Travelers Bank & Trust have heretofore executed and delivered to the Trustee a certain Pooling and Servicing Agreement, dated as of March 1, 1998 (the "Pooling and Servicing Agreement"), pursuant to which the Transferor created the Travelers Bank Credit Card Master Trust I.

      WHEREAS, Travelers Bank & Trust wishes to enter into an Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") with The Travelers Bank USA ("Travelers USA"), a Delaware state chartered bank corporation and an affiliate of Travelers Bank & Trust, pursuant to which Travelers Bank & Trust would assign all of its rights and obligations under the Pooling and Servicing Agreement to Travelers USA, and Travelers USA would accept all of the rights and obligations of Travelers Bank & Trust under the Pooling and Servicing Agreement.

      WHEREAS, Section 13.08 of the Pooling and Servicing Agreement provides that the prior consent of Holders of Investor Certificates evidencing not less than 66-2/3% of the Aggregate Investor Amount would be required for Travelers Bank & Trust to enter into the Assignment and Assumption Agreement.

      WHEREAS, Section 13.01(a) of the Pooling and Servicing Agreement provides that the Transferor, Travelers Bank & Trust and the Trustee can amend the Pooling and Servicing Agreement without the consent of any of the Certificateholders; provided that (i) the Transferor shall have delivered to the Trustee an Officer's Certificate to the effect that the Transferor reasonably believes that such action will not have an Adverse Effect and (ii) the Rating Agency Condition shall have been satisfied with respect to such amendment.

      WHEREAS, all things necessary to make this Amendment No. 1 a valid agreement of each of the parties hereto and a valid amendment of and supplement to the Pooling and Servicing Agreement have been done.

      NOW THEREFORE, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Transferor, Travelers Bank & Trust and the Trustee hereby consent and agree as follows:

      SECTION 1. Unless otherwise defined in this Amendment No. 1, all defined terms used in this Amendment No. 1, including the Recitals hereto, shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

      SECTION 2. Section 13.08 of the Pooling and Servicing Agreement is hereby amended to read in its entirety as follows:

      "Section 13.08. Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Section 8.02, this Agreement may not be assigned by the Servicer unless one of the following two conditions shall have been satisfied: (i) the prior consent of Holders of Investor Certificates evidencing not less than 66-2/3% of the Aggregate Investor Amount has been obtained or (ii) the Transferor shall have delivered to the Trustee an Officer's Certificate to the effect that the Transferor reasonably believes that such action will not have an Adverse Effect and the Rating Agency Condition shall have been satisfied with respect to such assignment. The Servicer shall give the Rating Agencies prior written notice of any such assignment."

      SECTION 3. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      SECTION 4. The terms and conditions of this Amendment No. 1 shall be, and are deemed to be, part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes.

      SECTION 5. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

      SECTION 6. From and after the date of this Amendment No. 1 all references in the Pooling and Servicing Agreement to this "Agreement" shall refer to the Pooling and Servicing Agreement as amended hereby.

      IN WITNESS WHEREOF, the Transferor, Travelers Bank & Trust and the Trustee have each caused this Amendment No. 1 to the Pooling and Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.


                                        CC CREDIT CARD CORPORATION

                                        By: /s/ Charles W. Haug
                                           -----------------------------
                                           Name: Charles W. Haug
                                           Title: Vice President


                                        TRAVELERS BANK & TRUST, fsb

                                        By: /s/ Raymond L. Fischer
                                           -----------------------------
                                           Name: Raymond L. Fischer
                                           Title: President


                                        THE BANK OF NEW YORK, as Trustee

                                        By: /s/ Wuhan Dansby
                                           -----------------------------
                                           Name: Wuhan Dansby
                                           Title: Assistant Vice President